Exhibit 10.6

LOWE’S COMPANIES, INC.
2006 Long Term Incentive Plan
Non-Qualified Stock Option Agreement
THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”), between LOWE’S COMPANIES, INC., a North Carolina corporation (the “Company”), and the individual (“Participant”) identified in the accompanying Notice of Grant of Stock Options and Non-Qualified Stock Option Agreement (the “Notice”), is made pursuant and subject to the Notice and the provisions of the Company’s 2006 Long Term Incentive Plan, as amended and restated (the “Plan”), a copy of which has been made available to Participant. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.
1.Terms and Conditions. This Option is subject to the terms and conditions of the Notice and the following terms and conditions:

(a)Date of Grant and Expiration Date. The Date of Grant of this Option and the Expiration Date of the Option are as specified in the Notice.

(b)Exercise of Option. Except as provided in paragraphs 2, 3, 4 and 5 of this Agreement, this Option shall be exercisable as prescribed in the Notice. Except to the extent otherwise provided in paragraphs 2 and 3, once this Option has become exercisable in accordance with the preceding sentence, it shall continue to be exercisable until the earlier of the termination of Participant’s rights hereunder pursuant to paragraph 4 or 5, or until the Expiration Date. A partial exercise of this Option shall not affect Participant’s right to exercise this Option with respect to the remaining shares, subject to the conditions of the Notice, the Plan and this Agreement.

(c)Method of Exercise and Payment for Shares. Unless the exercise is executed through the Company’s designated brokerage firm for on-line options processing (currently E*Trade), this Option shall be exercised by written notice substantially in the form of Exhibit “A” hereto delivered to the Company or its designee by mail or overnight delivery service, in person, or via other means authorized by the Company. Any notice delivered to the Company shall be addressed to the attention of the Director - Stock Plan Administration at the Company’s principal office in Mooresville, North Carolina. Such notice shall be accompanied by payment in full of the Option exercise price, and applicable withholding taxes, in cash or cash equivalent acceptable to the Administrator, or by the surrender of shares of Common Stock (by attestation of ownership or actual delivery of one or more share certificates) with an aggregate Fair Market Value (determined as of the business day preceding the exercise date) which, together with any cash or cash equivalent paid by Participant, is not less than the Option exercise price, and applicable withholding taxes, for the number of shares of Common Stock for which the Option is being exercised. To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and the Company’s adoption of such program in connection with the Plan, if Participant is subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934, as amended, the Option may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells the Option shares and delivers cash sales proceeds to the Company in payment of the Option exercise price, and applicable withholding taxes. In such case, the written notice of exercise will be accompanied by such documents as required by the Company in accordance with its cashless exercise procedure. Participant’s right to exercise the Option shall be conditioned upon and subject to satisfaction, in a manner acceptable to the Company, of any withholding tax liability under any state or federal law arising in connection with exercise of the Option.

(d)Transferability. This Option shall not be assignable or transferable by a Participant other than by will or the laws of descent and distribution.

2.Vesting and Exercise Period in the Event of Death or Disability. In the event (a) Participant dies while employed by the Company or a Subsidiary or (b) Participant’s employment with the Company or a Subsidiary is terminated due to Participant’s Disability, this Option shall become vested and exercisable for all of the number of shares of Common Stock subject to the Option, reduced by the number of shares for which the Option was previously exercised. In such case, Participant’s vested Options may be exercised by Participant, or, in the case of Participant’s death, by Participant’s estate, or the person or persons to whom Participant’s rights under this Option shall pass by will or the laws of descent and distribution, during the remainder of the period preceding the Expiration Date.

3.Vesting and Exercise Period in the Event of Retirement. In the event Participant’s employment with the Company and its Subsidiaries is terminated for any reason other than death, Disability or Cause, following eligibility for Retirement, this Option shall continue to vest following Participant’s Retirement (as defined in “Exhibit B” attached hereto and not the Plan) pursuant to the vesting schedule set forth in the Notice, reduced by the number of shares for which the Option was previously exercised. In such event, Participant’s vested Options may be exercised by Participant during the remainder of the period preceding the Expiration Date.

4.Vesting and Exercise Period in the Event of Other Termination of Employment. In the event Participant’s employment with the Company and its Subsidiaries is terminated for any reason other than death, Disability or Cause and prior to Retirement, this Option shall be vested and exercisable only to the extent vested at the time of termination pursuant to the vesting schedule set forth in the Notice, reduced by the number of shares for which the Option was previously exercised. In such event, Participant’s vested Options may be exercised by Participant until the date that is three months after the date of such termination of employment or during the remainder of the period preceding the Expiration Date, whichever is shorter.

5.Termination for Cause; Competing Activity; Solicitation. Notwithstanding anything to the contrary herein:

(a)Termination for Cause. This Option shall expire on the date that Participant’s employment with the Company or any of its Subsidiaries is terminated for Cause, and this Option shall not be exercisable thereafter.

(b)Competing Activity. If Participant engages in any Competing Activity during Participant’s employment with the Company or a Subsidiary or within 2 years after the termination of Participant’s employment with the Company or its Subsidiaries for any reason, (i) Participant shall forfeit all of Participant’s right, title and interest in and to any Options that are unexercised as of the time of the Participant’s engaging in such Competing Activity and such Options shall be cancelled immediately following such event of forfeiture, and (ii) Participant shall remit, upon demand by the Company, the “Repayment Amount” (as defined below.

(c)No Solicitation of Employees. During Participant’s employment with the Company or any of its subsidiaries and until the date that is 2 years after date of termination for any reason, Participant will not, directly or indirectly, solicit or encourage any person who was an employee of the Company or any of its subsidiaries during Participant’s employment or during the 2 years immediately prior to Participant’s date of termination (“Protected Employee”), to leave employment with the Company or any of its subsidiaries or assist in any way with the hiring of any Protected Employee by any future employer, person or other entity including but not limited to referral, identification for potential employment, recommendation, interview, or direct or indirect supervision.

(d)No Solicitation of Customers or Vendors. During Participant’s employment with the Company or any of its subsidiaries and until the date that is 2 years after date of termination for any reason, Participant will not, directly or indirectly, solicit the business of the Company’s customers or vendors who were customers or vendors during the 2 years immediately prior to Participant’s date of termination to divert their business away from or otherwise interfere with the business relationships of the Company with its customers and/or vendors on Participant’s behalf or on behalf of any other entity or person.

(e)The “Repayment Amount” is (1) The excess of (i) the aggregate Fair Market Value, on the date of exercise, of the shares of Common Stock for which this Option was exercised over (ii) the aggregate option price for such shares of Common Stock; and, (2) The aggregate aftertax proceeds received by Participant upon the exercise of any Option granted under the terms of the Plan. The Repayment Amount shall be payable in cash (which shall include a certified check or bank check), by the tender of shares of Common Stock or by a combination of cash and Common Stock; provided that, regardless of the Fair Market Value of such shares at the time of tender, the tender of the shares shall satisfy the obligation to pay the Repayment Amount for the same number of shares of Common Stock delivered to the Company.

(f)For purposes of this Agreement, Participant will be deemed to be engaged in a “Competing Activity” if Participant, directly or indirectly, owns, manages, operates, controls, is employed by, or participates in as a 5% or greater shareholder, partner, member or joint venturer, in a Competing Enterprise, or engages in, as an independent contractor or otherwise, a Competing Enterprise for himself or on behalf of another person or entity. A “Competing Enterprise” is any business engaged in any market which is a part of the Home Improvement Business as described below (i) with total annual sales or revenues of at least five hundred million dollars ($500 million USD) and (ii) with retail locations or distribution facilities in a US State or the District of Columbia or which engages in providing goods and/or services within the Home Improvement Business to customers in the United States through electronic means (internet, mobile application, etc.), including but not limited to the following entities: The Home Depot, Inc.; Sears Holdings, Inc. or Transform Holdco LLC; Menard, Inc.; Amazon.com, Inc.; Ace Hardware Corp.; Lumber Liquidators Holdings, Inc.; Wayfair, Inc.; Walmart, Inc.; HD Supply Holding, Inc.; Floor & Décor Holdings, Inc.; and True Value Company.

The Company and its affiliated entities comprise an omni-channel provider of home improvement products and supplies for maintenance, repair, remodeling, and decorating as well as appliances, installation services, supplies for the multi-family housing industry, and supplies for builders, contractors, and maintenance professionals (the “Home Improvement Business”). The Company operates retail locations and support facilities and offers products and services to consumers in all 50 states, the District of Columbia, and Canada through traditional retail locations, sales organizations, and on-line channels. The Company’s Home Improvement Business requires a complex sourcing and supply network, multi-channel distribution and delivery systems, innovative information technology resources, and a robust infrastructure support organization.
Participant recognizes and acknowledges that the Company has a legitimate business interest in maintaining its competitive position in a dynamic industry and that restricting Participant for a reasonable period from performing work for, providing services to, or owning more than a 5% interest in an enterprise which engages in business activities which are in competition with the Company is reasonable and appropriate. Participant further acknowledges that the Company’s business would likely be damaged by Participant’s engaging in competitive work activity during the non-competition period detailed above. Participant agrees that in Participant’s position with the Company, Participant was provided access to or helped develop business information proprietary to the Company and that Participant would inevitably disclose or otherwise utilize such information if Participant were to work for, provide services to, or own a substantial interest in a Competing Enterprise during the non-competition period.
Should Participant wish to undertake a Competing Activity during Participant’s employment or before the expiration of the above-referenced 2-year period, Participant must request written permission from the Executive Vice President, Human Resources of the Company before undertaking such Competing Activity. The Company may approve or not approve the Competing Activity at its sole discretion.
(g)Injunctive Relief. Participant agrees that the provisions herein are important to and of material consideration to the Company and that the Company considers that monetary damages alone are an inadequate remedy to the Company for any breach of the provisions hereof. Participant further stipulates that, upon any material breach by Participant of the provisions herein the Company shall be entitled to injunctive relief against Participant from a court having personal jurisdiction of Participant. This section shall not be deemed to limit the legal and equitable remedies available to the Company or to limit the nature and extent of any claim by the Company for damages caused by Participant for breach of this Agreement.

(h)No Waiver. Nothing contained in this paragraph 5 shall be interpreted as or deemed to constitute a waiver of, or diminish or be in lieu of, any other rights that the Company or a Subsidiary may possess as a result of Participant’s misconduct or direct or indirect involvement with a business competing with the business of the Company or a Subsidiary.

6.Minimum Exercise. This Option may not be exercised for less than fifty shares of Common Stock unless it is exercised for the full number of shares that remain subject to the Option.

7.Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof otherwise would entitle Participant to a fractional share, the Committee shall determine, in its discretion, whether such fractional share shall be disregarded, whether cash shall be given in lieu of a fractional share, or whether such fractional share shall be eliminated by rounding up.

8.No Right to Continued Employment. This Option does not confer upon Participant any right with respect to continuance of employment by the Company or a Subsidiary, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate his employment at any time.

9.Change in Capital Structure. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of this Option shall be adjusted as provided in the Plan.

10.Governing Law and Venue. This Agreement shall be governed by the laws of the State of North Carolina other than its choice of laws provisions to the extent that such provisions would require or permit the application of the laws of a state other than North Carolina. Each of the Parties to this Agreement consents to submit to the personal jurisdiction and venue of the North Carolina Superior Court in any action or proceeding arising out of or relating to this Agreement and specifically waives any right to attempt to deny or defeat personal jurisdiction of the North Carolina Superior Court by motion or request for leave from any such court. Each of the Parties further waives any right to seek change of venue from the North Carolina Superior Court due to inconvenient forum or other similar justification and will pay to the other Parties the costs associated with responding to or otherwise opposing any motion or request for such relief.

11.Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern; provided, however, that the use of different definitions for certain terms in this Agreement from the definitions of such terms in the Plan shall not be deemed to be a conflict with the Plan. All references herein to the Plan shall mean the Plan, as it may be amended from time to time.

12.Participant Bound by Plan. Participant hereby acknowledges that a copy of the Plan has been made available to Participant and agrees to be bound by all the terms and provisions thereof.

13.Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

14.Incorporation of Notice. The Notice is incorporated by reference and made a part of this Agreement.

Exhibit A

Lowe's Companies, Inc.
1000 Lowe's Boulevard
Dept. NB3TIR
Mooresville, NC 28117 Fax:
(704) 757-0640

Attention:    Stock Plan Administration

RE:     Exercise of Stock Option

Pursuant to the terms of the Stock Option Agreement between Lowe’s Companies, Inc. and myself, I hereby give notice that I elect to exercise such Option as indicated below. Therefore, enclosed is cash or cash equivalent acceptable to the Administrator, or Common Stock and/or combination thereof in full payment of such option shares in accordance with said Agreement.

Type of exercise (check one): Hold All Shares ___ Sell-to-Cover ___ Sell All Shares ___

This request to exercise stock options relates to the following grant:

Date of Grant:________________________________
Number of Options to exercise:___________________

At this time, I am paying for the cost of the options and any applicable taxes due:

Amount of check: $_____________________________

______________________________________________________________________
Signature_________________Date______________________Sales ID

Residence Mailing Address or Brokerage Account Information for Electronic Delivery:

__________________________________DTC # ____________________________
_________________________________Account # __________________________

Exhibit B
Certain Defined Terms
The following terms, as used in this Agreement, shall have the following meaning for purposes of this Agreement, notwithstanding any different definition for any such term as set forth in the Plan. Embedded defined terms have the definitions prescribed in the Plan.
“Retirement” of Participant means the voluntary termination of employment with approval of the Board at least six (6) months after the Date of Grant of this Option and on or after the date Participant has attained age fifty-five (55) and Participant’s age plus years of service equal or exceed seventy (70); provided that, Participant has given the Board at least ten (10) days advance notice of such Retirement and participant has executed and not revoked a Release of Claims provided to Participant by the Company upon receipt of Participant’s notice.
“Cause” to the extent permitted by the plan, shall be defined as any willful act or omission by Participant during their employment which participant knew or should have known was contrary to law or the reasonable policies, procedures, rules, expectations, codes, or guidelines of the Company. The definition of Cause shall also include the willful non-performance by Participant of the reasonable requirements of their position with the Company.